Exhibit 4.9

SUPPLEMENT (this “Supplement”) dated as of August 2, 2012 to the U.S. Guaranty dated as of January 26, 2011 (the “U.S. Guaranty”), among PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Specified U.S. Borrower”), PLY GEM HOLDINGS, INC., a Delaware company (“Holdings”), each Subsidiary of the Borrower from time to time party thereto (each such Subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, the Specified U.S. Borrower and Holdings are referred to collectively herein as the “Guarantors”) and UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity, the “Collateral Agent”).

A.  Reference is made to the Credit Agreement dated as of January 26, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Specified U.S. Borrower, Holdings, Ply Gem Canada, Inc., the lenders from time to time party thereto (the “Lenders”), UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”), and the Collateral Agent.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the U.S. Guaranty, as applicable.

C.  The Guarantors have entered into the U.S. Guaranty in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and the Hedge Banks and the Cash Management Banks to enter into Secured Hedge Agreements and Secured Cash Management Agreements.  Section 3.14 of the U.S. Guaranty provides that additional Subsidiaries of the Specified U.S. Borrower may become Guarantors under the U.S. Guaranty by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the U.S. Guaranty in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 3.14 of the U.S. Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the U.S. Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the U.S. Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary unconditionally guarantees the due and punctual payment and performance of the Obligations.  Each reference to a “Guarantor” in the U.S. Guaranty shall be deemed to include the New Subsidiary.  The U.S. Guaranty is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Collateral Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that set forth under its signature hereto, is the true and correct legal name of the New Subsidiary and its jurisdiction of organization.

SECTION 5.  Except as expressly supplemented hereby, the U.S. Guaranty shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the U.S. Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall (except as otherwise expressly permitted by the U.S. Guaranty) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to the New Subsidiary shall be given to it in care of the Specified U.S. Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the U.S. Guaranty as of the day and year first above written.

FOUNDATION LABS BY PLY GEM, LLC

By: /s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President
Address: 5020 Weston Parkway, Suite 400,
Cary, NC 27513
Legal Name: Foundation Labs by Ply Gem, LLC
Jurisdiction of Formation: Delaware

UBS AG, STAMFORD BRANCH, as Collateral Agent

By: /s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, US

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services, US

[Signature Page - Ply Gem Supplement to U.S. Guaranty Agreement]